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Exhibit 10.1(b)

NOTE

$20,000,000.00	October 31, 2002

RFS Partnership, L.P., a Tennessee limited partnership (the "Borrower"), promises to pay to the order of First Tennessee Bank, National Association (the "Lender") the principal sum of Twenty Million and No/100ths Dollars ($20,000,000.00), in immediately available funds at the main office of Bank of America, N.A. in Dallas, Texas, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement (as hereinafter defined). The Borrower shall pay the remaining unpaid principal of and accrued and unpaid interest on this Loan in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Sixth Amended and Restated Revolving Credit Agreement among the Borrower, Bank of America, N.A., individually as a Lender and as Agent, Banc of America Securities LLC, and the other Lenders named therein, dated as of the date hereof (the "Agreement"), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is an Unmatured Default or Default under the Agreement or any other Loan Document and Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Agent and the Lenders under such documents, the Agent and the Lenders shall be entitled to receive on demand reasonable attorneys fees and expenses incurred by Agent and the Lenders in connection with the exercise of such remedies.

The Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

        This Note is issued in renewal, extension, substitution and rearrangement (but not in satisfaction) of that certain Note in the stated principal amount of $20,000,000.00, dated July 16, 2001, executed by the Borrower and payable to the order of the Lender.

This Note shall be governed and construed under the internal laws of the State of Tennessee.

IN WITNESS WHEREOF, the Borrower has executed this Note under seal as of the date first written above.

RFS PARTNERSHIP, L.P.

By:	RFS HOTEL INVESTORS, INC. Its General Partner

By:	/s/ KEVIN M. LUEBBERS
Name:	Kevin M. Luebbers
Title:	Executive Vice President and Chief Financial Officer

[CORPORATE SEAL]

Notice Address:

850 Ridge Lake Blvd., Suite 300 Memphis, Tennessee 38120
	Attention:	Kevin Luebbers
	Telephone:	901-767-7005
	Facsimile:	901-818-5260

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  Exhibit 10.1(b)